EXHIBIT 3.1

FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings & Notary Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Mark Coskery
3350 SW 148th Avenue Suite 203
Miramar, FL 33207, USA

Work Order #: W2024112100968
November 21, 2024
Receipt Version: 1

Special Handling Instructions:

Submitter ID: 635307

Charges

Description	Fee Description	Filing Number	Filing Date/Time	Filing Status	Qty	Price	Amount
Certificate of Designation	Fees	20244484679	11/21/2024 11:54:02 AM	InternalReview	1	$175.00	$175.00
Total							$175.00

Payments

Type	Description	Payment Status	Amount
Credit Card	7322188288046154403062	Success	$175.00
Credit Card	Service Fee	Success	$4.38
Total			$179.38

Credit Balance: $0.00

Mark Coskery
3350 SW 148th Avenue Suite 203
Miramar, FL 33207, USA

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FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

11/21/2024

Work Order Item Number:	W2024112100968 - 4072835
Filing Number:	20244484679
Filing Type:	Certificate of Designation
Filing Date/Time:	11/21/2024 11:54:02 AM
Filing Page(s):	4

Indexed Entity Information:

Entity ID: E0454522013-9

Entity Name: Blackwell 3D Construction Corp.

Entity Status: Active

Expiration Date: None

Commercial Registered Agent
VCORP SERVICES, LLC
701 S. CARSON STREET, SUITE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

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Commercial Recording Division
401 N. Carson Street

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FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number E0454522013-9
[signature]	Filing Number 20244484679
Secretary of State State Of Nevada	Filed On 11/21/2024 11:54:02 AM
	Number of Pages 4

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - **DO NOT HIGHLIGHT**

1. Entity information:	Name of entity: Blackwell 3D Construction Corp. Entity or Nevada Business Identification Number (NVID): NV20131555101
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 11/21/2024 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series D Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Mohammedsaif Zaveri Signature of Officer Date: 11/21/2024

This form must be accompanied by appropriate fees.

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Revised: 1/1/2019

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CERTIFICATE OF DESIGNATION OF BLACKWELL 3D CONSTRUCTION CORP., a Nevada Corporation

Blackwell 3D Construction Corp., a Nevada corporation (the “Corporation”) organized and existing under and by virtue of the provisions of the Nevada Revised Statutes of the State of Nevada (the “NRS”) does hereby certify:

WHEREAS, pursuant to the Corporation’s Articles of Incorporation (as amended), the Corporation’s Board of Directors (the “Board”) is authorized to issue, by resolution and without any action by the Corporation’s shareholders, up to One Hundred Million (100,000,000) shares of preferred stock, par value $0.00001 (the “Preferred Stock”), in one or more series, and the Board may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and all other preferences and rights of any series of Preferred Stock, including rights that could adversely affect the voting power of the holders of the Corporation’s common stock;

WHEREAS, the Board believes it to be in the best interest of the Corporation and its shareholders to designate a new class of Series D Preferred Stock (as defined below);

RESOLVED, pursuant to the NRS, the Board hereby files this Certificate of Designation (the “Certificate”) and designates a new class of Preferred Stock as Series D Preferred Stock as follows:

1. Series D Preferred Stock. The Corporation is authorized to issue up to One Hundred Million (100,000,000) shares of Preferred Stock. Ten Million (10,000,000) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations:

2. Rank. All shares of the Series D Preferred Stock shall rank:

(a) senior to the Corporation’s Common Stock, $0.00001 par value per share, of the Corporation (the “Common Stock”); and,

(b) junior to the Corporations’ Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and any class or series of secured debt securities or indebtedness of the Corporation hereafter created specifically ranking, by its terms, senior to the Series D Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.

3. Dividends. The Series D Preferred Stock shall pay no dividend.

4. Voting Rights. The Series D Preferred Stock shall be non-voting.

5. Conversion; Conversion Ratio; Mechanics.

(a) Subject to the limitations set forth in Section 6 below, the holder of any shares of the Series D Preferred Stock shall have the right any time after the One (1) Year Anniversary of the original issuance date (the “Holding Period”) of the Series D Preferred Stock, without the payment of any additional consideration, to convert any or all of such number of shares of the Series D Preferred Stock into fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) at the applicable Conversion Ratio (as provided in Section 5(b) below) upon the terms hereinafter set forth. The holder of any shares of the Series D Preferred Stock may exercise the conversion right specified in Section 5(b) by surrendering or causing to be surrendered to the Corporation the certificate or certificates representing the shares of the Series D Preferred Stock to be converted, accompanied by written notice (the “Conversion Notice”) specifying the number of such shares to be converted, the day such Conversion Notice is duly received by the Corporation, in accordance of the terms and conditions set for herein shall be deemed the “Conversion Date”.

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(b) Each share of the Series D Preferred Stock shall be convertible, at the option of the holder, following the expiration of the Holding Period, into one (1) fully paid and nonassessable share of Common Stock (the "Conversion Ratio").

(c) Mechanics of Conversion:

(i) Delivery of Certificate Upon Conversion. As soon as practicable after the Conversion Date, the Corporation shall deliver, or cause to be delivered to each holder a certificate or certificates, which will contain any restrictive legends required by the Securities Act, representing the number of Conversion Shares being acquired upon the conversion of shares of Series D Preferred then held by such holder. Upon written request of a holder, the Corporation shall use its best efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of Common Stock of record on the date of such occurrence.

(ii) Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series D Preferred, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Series D Preferred, not less than such aggregate number of shares of the Common Stock as are issuable upon the conversion of all outstanding shares of Series D Preferred. The Corporation covenants that all shares of Common Stock so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(iii) Transfer Taxes. Any transfer, documentary stamp or similar taxes arising on account of a conversion of any shares of Series D Preferred shall be the responsibility of and paid by the holder. Furthermore, the Corporation will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion. The Corporation will not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof will have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

(d) The Person or Persons entitled to receive the Conversion Shares shall be treated for all purposes as the record holder or holders of such shares on the Conversion Date until the subsequent transfer thereof.

6. Notices. Unless otherwise specified in the Corporation’s Certificate of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to any Series D Holder, shall be delivered to it at its address as it appears on the stock books of the Corporation.

7. Severability. If any word, phrase, provision, or clause of this Certificate is deemed to be invalid, illegal, or unenforceable, only specific content shall be deemed stricken from this Certificate and all remaining language, content, rights, restrictions, and privileges of this Certificate shall remain in effect. If any word, phrase, provision, or clause of this Certificate is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation of Blackwell 3D Construction Corp. on the date first listed below.

BLACKWELL 3D CONSTRUCTION CORP.

Dated: November 20, 2024	By:	/s/ Mohammed Saif Zaveri
Mohammed Saif Zaveri
Its: Chief Executive Officer

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